November 2012 Pricing Sheet dated November 28, 2012 relating to Preliminary Terms No. 17 dated November 9, 2012 Registration Statement No. 333-177923 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
PLUS Based on the Value of the S&P 500® Index due May 31, 2013
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – NOVEMBER 28, 2012
Issuer:	JPMorgan Chase & Co.
Maturity date:	May 31, 2013, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-I
Underlying index:	S&P 500® Index
Aggregate principal amount:	$5,390,000
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 1,409.93
Final index value:	The index closing value of the underlying index on the valuation date
Valuation date:	May 28, 2013, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-I
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$10.775 (107.75% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	November 28, 2012
Original issue date:	December 3, 2012 (3 business days after the pricing date)
CUSIP / ISIN:	46637G181 / US46637G1812
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per PLUS	$10.00	$0.15	$9.85
Total	$5,390,000	$80,850	$5,309,150
(1)	The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-31 of the accompanying product supplement no. MS-1-I.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $0.15 per $10 stated principal amount PLUS and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. MS-1-I.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. ms-1-i, underlying supplement no. 1-i, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the plus” at the end of this document.

Preliminary Terms no. 17 dated November 9, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000095010312006012/crt_dp34169-fwp.pdf

Product supplement no. MS-1-I dated November 22, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007774/e46120_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.